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                                                                   Exhibit 10.17

                    AGREEMENT OF PURCHASE AND SALE OF ASSETS

         This AGREEMENT OF PURCHASE AND SALE OF ASSETS is made and entered into as of the _____ day of March, 1996, by and between Bill Thomas, doing business under the names T-Co Carpet Cleaning and T-Co Heating Systems, having his principal office at 3629 Conflans, Irving, Texas 75061 ("Seller"), and Venturi Technologies, Inc., a Texas corporation, having its principal office at 415 West 1200 North, Orem, Utah 84057 ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Seller owns and operates a carpet cleaning business and a businesses [sic] engaged in designing and manufacturing heaters used in carpet cleaning equipment, which business [sic] are located in the Dallas, Texas area;

         WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser the Seller's Assets, as hereinafter defined, connected with the businesses described above in exchange for Purchaser's common stock upon the terms and conditions described in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

         1. Purchase and Sale of Business. Subject to and upon the terms and conditions set forth in this Agreement, Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase, at the Closing hereunder, all of the business assets, properties, goodwill and rights of Seller as a going concern, of every nature, kind and description, tangible and intangible, wheresoever located and whether or not carried or reflected on the books and records of Seller (hereinafter sometimes collectively called "Seller's Assets"), including, without limitation, (i) the right to use Seller's business names and all variations thereof, including any fictitious or assumed names under which Seller is doing business, (ii) the assets referred to in the form of Bill of Sale and Assignment attached hereto as Exhibit "A", (iii) the assets reflected on the Balance Sheet referred to in Section 5.4 hereof, with only such dispositions of such assets reflected on the Balance Sheet as shall have occurred in the ordinary course of Seller's business between the date thereof and the Closing and which are permitted by the terms hereof, and (iv) all patents, patent applications, patent licenses, trademarks, trademark registrations, and applications therefor, service marks, service names, trade names, copyrights and copyright registrations, and applications therefor, wholly or partially owned or held by Seller or used in the operation of Seller's business. Seller's Assets shall be conveyed free and clear of all liabilities, obligations, liens and encumbrances excepting only those liabilities and obligations which are expressly to be assumed by Purchaser hereunder and those liens and encumbrances securing the same which are specifically disclosed herein or expressly permitted by the terms hereof.
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         2.  Payment for Seller's Assets.

         2.1 Stock for Seller's Assets. In consideration of the sale, transfer, conveyance, assignment and delivery of the Seller's Assets by Seller to Purchaser, and in reliance upon the representations and warranties made herein by Seller and Shareholders, Purchaser will, at the closing, in full payment for Seller's Assets, issue to Seller, and deliver to Seller certificates representing, one hundred thousand (100,000) shares of Purchaser's no par value common stock (the "Shares"), which certificates representing the Shares shall be in the form of the stock certificate attached hereto as Exhibit "B".

         2.2 Restricted Stock. The Shares to be issued to Seller pursuant to this Agreement have not been registered with the Securities and Exchange Commission, nor have the Shares been registered or qualified under the securities laws of any state. The Seller acknowledges that the Shares are subject to the following restriction which will be noted as a legend in substantially the following form on the face of the certificates representing the Shares:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE (THE "LAW"). SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER SAID SHARES NOR ANY INTEREST THEREIN MAY BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT AND QUALIFICATION UNDER THE LAW OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED AS TO SAID SALE OR OFFER.

In order to establish exemptions from registration under both Federal and state corporate securities laws, the Seller hereby makes the following representations to the Purchaser. Seller represents that it is acquiring the Shares for its own account, for investment, and not with a view to or for resale in connection with any distribution thereof. The Seller further represents that it has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of obtaining stock in the Purchaser. The Seller understands the speculative nature of the Purchaser's stock and represents that Seller has adequate net worth and means to provide for its current needs and to sustain a complete loss of its investment and that the Seller has no need of liquidity of its investment. The Seller understands that at present no public market exists, and that a public market may never exist, for the Shares and that the Purchaser is under no obligation to provide a market for the Shares.

         2.3 Restriction on Resale. Seller hereby covenants and agrees not to sell or offer to sell all or any part of the Shares from the Closing Date until the earlier of two years from the Closing Date or the first date on which the Purchaser sells its stock to the public by means of an underwritten


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public offering. The certificates representing the Shares shall contain, for so long as the restriction set forth in this Section remains in effect, a legend in substantially the following form:

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, INCLUDING AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THE SHARES REPRESENTED BY THIS CERTIFICATE THAT THE SHARES MAY NOT BE OFFERED OR SOLD FROM THE DATE OF ISSUANCE OF THE SHARES UNTIL THE EARLIER TO OCCUR OF TWO YEARS FROM SUCH DATE OR THE DATE UPON WHICH THE COMPANY FIRST OFFERS ITS SHARES TO THE PUBLIC IN AN UNDERWRITTEN PUBLIC OFFERING.

         2.4 Right of Rescission. Purchaser or Seller may rescind and cancel this Agreement and the transactions provided for in this Agreement by personally serving upon the other party written notice of rescission no sooner than sixty
(60) days after the Closing Date and no later than ninety (90) days after the Closing Date. Upon such a rescission and cancellation, each party shall cooperate in good faith to return the parties as close as reasonably possible to their respective positions prior to the Closing. Specifically, Seller shall deliver to Purchaser for cancellation the original stock certificate or certificates representing the Shares, duly endorsed by Seller, and Seller shall assume all of those liabilities assumed by Purchaser in the Liabilities Undertaking attached hereto as Exhibit "C," and Purchaser shall return to Seller the Seller's Assets or their net value. All rights, duties and obligations of the parties under any NonCompetition or Non-Disclosure agreements shall survive a rescission or cancellation of this Agreement.

         2.5 Consent to Dilution. Seller acknowledges that Purchaser intends to acquire additional businesses and assets by issuing shares of its common stock, and that Purchaser may otherwise issue shares of its common stock in the future. Seller acknowledges that such issuances of common stock by Purchaser will have the effect of diluting Seller's proportionate ownership of Purchaser, and Seller specifically consents to the issuance of common stock to other parties and to the dilution it may cause in Seller's proportionate ownership in Purchaser to the extent such stock issuances are deemed by the board of directors of Purchaser to be in the best interests of Purchaser.

         2.6 Liabilities Undertaking. In addition to the foregoing, Purchaser will execute and deliver to Seller at the Closing a Liabilities Undertaking in the form of Exhibit "C" attached hereto, pursuant to which Purchaser shall assume and undertake to pay or otherwise discharge those liabilities or obligations set forth therein.

         3. Closing. The Closing shall take place at 10:00 a.m., local time, on the 28th day of March, 1996, at the offices of Purchaser or such other time and place as the parties may agree upon. The day on which the Closing actually takes place is herein sometimes referred to as the Closing Date. In the event either of the parties is entitled not to close on the scheduled date because a condition to the Closing set forth in Section 13 or 14 hereof has not been met (or waived by the party or parties entitled to waive it), such party may postpone the Closing from time to time, by giving at


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least five days prior notice to the other party, until the condition has been met (which all parties will use their best efforts to cause to happen), but in no event to a date later than April 30, 1996.

         4.       Seller's Obligations at Closing; Further Assurances.

         4.1      At the Closing, Seller will deliver to Purchaser:

                  4.1.1 a cashier's or certified check drawn by Seller to the order of Purchaser in the aggregate amount of all of Seller's cash on hand and in banks less an amount equal to all uncleared checks which have been drawn by Seller prior to the Closing in payment of liabilities of Seller which are assumed by Purchaser hereunder (and Seller agrees to retain in such banks an amount equal to such uncleared checks until such checks are cleared) or, at Purchaser's option, an assignment of all of Seller's bank accounts in form and substance satisfactory to Purchaser;

                  4.1.2 a Bill of Sale and Assignment duly executed by Seller in the form of Exhibit "A" attached hereto;

                  4.1.3 such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance satisfactory to Purchaser and Purchaser's counsel, as shall be effective to vest in Purchaser good and marketable title to Seller's Assets;

                  4.1.4 all contracts, files and other data and documents pertaining to Seller's Assets; and

                  4.1.5 all documents required to be delivered to Purchaser under the provisions of this Agreement.

         4.2 At any time and from time to time after the Closing, at Purchaser's request and without further consideration, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of Seller's Assets, to put Purchaser in actual possession and operating control thereof and to assist Purchaser in exercising all rights with respect thereto. After the Closing, at reasonable times and on reasonable notice, Seller shall have access to the books and records pertaining to its operations.

         4.3 Seller agrees that Purchaser shall have the right and authority to collect for its own account all receivables and other items which shall be transferred to Purchaser as provided herein and to endorse with the name of Seller any checks received on account of any such receivables or other items. Seller agrees that it will promptly transfer and deliver to Purchaser any cash or other property which Seller may receive in respect of such receivables or other items.


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         4.4      Seller shall pay any and all income taxes payable as a result of this transaction, and shall indemnify and hold harmless Purchaser from and against any income tax liability that may result from this transaction.

         4.5 Seller and Purchaser have agreed to the allocation of the purchase price herein among the Seller's Assets as set forth in Schedule 4.5. In accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended, Seller and Purchaser shall file an asset allocation statement on Internal Revenue Service Form 8594 for the tax year in which the Closing occurs. Upon such filing, Seller and Purchaser shall provide each other with a copy of such form as filed by each of them.

         5. Representations and Warranties by Seller. Seller represents and warrants to Purchaser as follows:

         5.1 Organization, Standing and Qualification. Seller is an individual transacting business as a sole proprietorship under the business names "T-Co Carpet Cleaning" and "T-Co Heating Systems" and various versions thereof. Seller is not a corporation or a partnership. Seller has all requisite power and authority and is entitled to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted and to own, lease or operate its properties as and in the places where such business in now conducted and such properties are now owned, leased or operated; and Seller is duly authorized to do business in the states in which the nature of the activities conducted by it or the character of the properties owned, leased or operated by it require such qualification, licensing or domestication.

         5.2 Subsidiaries. Seller has no subsidiary or parent corporations except those that may be listed on Schedule 5.2. Seller has no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any other corporation or in any partnership, joint venture or other business enterprise or entity other than as set forth on Schedule 5.2.

         5.3 Execution, Delivery and Performance of Agreement; Authority. Neither the execution, delivery nor performance of this Agreement by Seller will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment or decree to which Seller is a party or by which Seller may be bound or affected. Seller has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

         5.4 Financial Statements. Seller has delivered to Purchaser copies of the following financial statements prepared by Seller, (herein collectively called the "Financial Statements"), all of which are complete and correct, have been prepared from the books and records of Seller in accordance with generally accepted accounting principles, consistently applied and maintained


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throughout the periods indicated and fairly present the financial condition of
Seller as at their respective dates and the results of its operations for the periods covered thereby:

                  5.4.1 an unaudited balance sheet of Seller (the "Balance Sheet") as at __________, 19______, (the "Balance Sheet Date") and Seller's unaudited statement of earnings and source and application of funds for the _______ week period then ended.

                  5.4.2 unaudited balance sheets of Seller and unaudited statements of earnings and source and application of funds for the prior two years.

Such statements of earnings do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and such interim financial statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

         5.5 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against on the face of the Balance Sheet (excluding any notes thereto), as of the Balance Sheet Date Seller had no debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by Seller's income, or its period prior to the close of business on the Balance Sheet Date or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the Balance Sheet Date, whether or not then known, due or payable. None of the Seller's employees is now, or will by the passage of time hereafter become, entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to the Balance Sheet Date except as disclosed on the face of the Balance Sheet (excluding any notes thereto).

         5.6 Taxes. All taxes, including, without limitation, income, property, sales, use, franchise, value added, employees' income withholding and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due or payable by Seller, and all interest and penalties thereon, whether disputed or not, have been paid in full, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by Seller with respect to employees' withholding taxes have been duly made. Seller has not been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and has no tax difficulty or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim. Seller's federal income tax returns have been filed with and accepted by the Internal Revenue Service for all of its fiscal years through the year ended 1995, there is not now in force any extension of time with respect to the date on which any tax return was or is due to be filed by or with respect to Seller, or any waiver or agreement by it for the extension of time for the assessment of any tax.


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         5.7      Absence of Changes or Events. Except as may be set forth in
Schedule 5.7 attached hereto, since the Balance Sheet Date Seller has conducted its business only in the ordinary course and has not:

                  5.7.1 incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects the business, liabilities or financial condition of Seller;

                  5.7.2 discharged or satisfied any lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with its prior practice;

                  5.7.3 mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible;

                  5.7.4 sold, transferred, leased to others or otherwise disposed of any of its assets, except for inventory sold in the ordinary course of business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

                  5.7.5 received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a materially adverse effect on the assets, operations or prospects of Seller;

                  5.7.6 encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs, or had any material change in its relations with its employees, agents, customers or suppliers;

                  5.7.7 transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto;

                  5.7.8 made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any employee, salesman, distributor or agent of Seller;


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                  5.7.9 acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation;

                  5.7.10 made any capital expenditures or capital additions or betterments in excess of an aggregate of $1,000.00;

                  5.7.11 changed its banking or safe deposit arrangements;

                  5.7.12 instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to Seller or Seller's Assets;

                  5.7.13 failed to replenish its inventories and supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

                  5.7.14 suffered any change, event or condition which, in any case or in the aggregate, has had or may have a materially adverse effect on Seller's condition (financial or otherwise), properties, assets, liabilities, operations or prospects, including, without limitation, any change in Seller's revenues, costs, backlog or relations with its employees, agents, customers or suppliers; or

                  5.7.15 entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby.

         5.8 Litigation. Except as may be set forth in Schedule 5.8 attached hereto, there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Seller threatened, against or relating to Seller, its employees, its properties, assets or business or the transactions contemplated by this Agreement, and Seller does not know or have reason to be aware of any basis for the same.

         5.9 Compliance With Laws and Other Instruments. Except as may be set forth in Schedule 5.9 annexed hereto, Seller has complied with all existing laws, rules, regulations, ordinances, orders, judgments and decrees now or hereafter applicable to its business, properties or operations as presently conducted. Neither the ownership nor use of Seller's Assets nor the conduct of its business conflicts with the rights of any other person, firm or corporation or violates, or with


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or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which Seller is a party or by which it may be bound or affected. Seller is not aware of any proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to its business, operations or properties and which might adversely affect its properties, assets, liabilities, operations or prospects, either before or after the Closing.

         5.10 Title to Properties. Seller has good, marketable and insurable title to all the properties and assets it owns or uses in its business or purports to own, including, without limitation, those reflected in its books and records and in the Balance Sheet (except inventory sold after the Balance Sheet Date in the ordinary course of business). None of such properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except, (i) as expressly set forth in the Balance Sheet as securing specific liabilities or as otherwise expressly permitted by the terms hereof or
(ii) those imperfections of title and encumbrances, if any, which (a) are not substantial in character, amount or extent and do not materially detract from the value of the properties subject thereto, (b) do not interfere with either the present and continued use of such property or the conduct of Seller's normal operations, and (c) have arisen only in the ordinary course of business. All of the properties and assets owned, leased or used by Seller are in good operating condition and repair, are suitable for the purposes used, and are adequate and sufficient for all current operations of Seller.

         5.11 Environmental Compliance. Except as may be set forth in Schedule
5.11 attached hereto, Seller's business is being operated in material compliance with all environmental laws, including all orders, writs, injunctions, decrees, judgments, rulings, laws, rules and regulations of any court, governmental authority or arbitrator, and all terms and conditions of the required approvals, authorizations, permits, licenses, orders and agreements, and are also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any environmental law.

         5.12 Environmental Notices. Except as may be set forth in Schedule 5.12 attached hereto, Seller is not aware of, nor has it been advised of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans that may interfere with or prevent compliance or continued compliance with environmental laws or which may give rise to any common law or legal liability, or which would otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, and that is based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any hazardous substance.

         5.13 Environmental Claims. Except as may be set forth in Schedule 5.13 attached hereto, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand


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letter, notice of violation, investigation, allegations, or proceeding pending or threatened against Seller, of which Seller has received notice, in connection with Seller's business or the Seller's Assets relating in any way to environmental laws.

         5.14 Environmental Permits. Except as may be set forth in Schedule 5.14, to the best of Seller's knowledge, Seller currently maintains all material governmental approvals, authorizations, permits, licenses, orders and agreements required to operate and maintain Seller's business and the Seller's Assets, and has materially complied with all requirements relating thereto.

         5.15 Schedules. Attached hereto as Schedule 5.15 is a separate schedule containing an accurate and complete list and description of:

                  5.15.1 All real property owned by Seller or in which Seller has a leasehold or other interest or which is used by Seller in connection with the operation of its business, together with a description of each lease, sublease, license, or any other instrument under which Seller claims or holds such leasehold or other interest or right to the use thereof or pursuant to which Seller has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

                  5.15.2 As of a date no earlier than February 29, 1996, all of Seller's receivables (which shall include accounts receivable, loans receivable and any advances), together with detailed information as to each such listed receivable which has been outstanding for more than 30 days.

                  5.15.3 All machinery, tools, equipment, motor vehicles, rolling stock and other tangible personal property (other than inventory and supplies, owned, leased or used by Seller except for items having a value of less than $100.00, which do not, in the aggregate, have a total value of more than $250.00, setting forth with respect to all such listed property a summary description of all leases, liens, claims, encumbrances, charges, restrictions, covenants and conditions relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

                  5.15.4 All patents, patent applications, patent licenses, trademarks, trademark registrations, and applications therefor, service marks, service names, trade names, copyrights and copyright registrations, and applications therefor, wholly or partially owned or held by Seller or used in the operation of Seller's business.

                  5.15.5 All fire, theft, casualty, liability and other insurance policies insuring Seller, specifying with respect to each such policy the name of the insurer, the risk insured against, the limits of coverage, the deductible amount (if any), the premium rate and the date through which coverage will continue by virtue of premiums already paid. Except as disclosed in Schedule 5.15, such policies are with reputable insurers, provide adequate coverage for all normal risks incident to Seller's assets, properties and business operations and are in


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         character and amount at least equivalent to that carried by persons engaged in a business subject to the same or similar perils or hazards.

                  5.15.6 All sales agent or route distributorship agreements or franchises or agreements providing for the services of an independent contractor to which Seller is a party or by which it is bound.

                  5.15.7 All contracts, agreements, commitments or licenses, whether written or oral, relating to patents, trademarks, trade names, copyrights, inventions, processes, know-how, formulae or trade secrets to which Seller is a party or by which it is bound.

                  5.15.8 All loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, leases or lease purchase agreements to which Seller is a party or by which it is bound.

                  5.15.9 All contracts, agreements, commitments or other understandings or arrangements to which Seller is a party or by which it or any of its property is bound or affected by excluding (i) purchase and sales orders and commitments made in the ordinary course of business involving payments or receipts by Seller of less than $100.00 in any single case but not more than $250.00 in the aggregate,
         (ii) contracts entered into in the ordinary course of business and involving payments or receipts by Seller of less than $100.00 in the case of any single contract but not more than $250.00 in the aggregate, and (iii) contracts entered into in the ordinary course of business which are terminable by Seller on less than 30 days' notice without any penalty or consideration and involving payments or receipts by Seller of less than $100.00 in the case of any single contract but not more than $250.00 in the aggregate.

                  5.15.10 All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments, whether or not legal binding, including, without limitation, holiday, vacation, Christmas and other bonus practices, to which Seller is a party or is bound or which relate to the operation of Seller's business.

                  5.15.11 The names and current annual salary rates of all persons (including independent commission agents) whose annual compensation (direct or indirect) from Seller is currently at the rate of more than $10,000.00 per annum and showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended December 31, 1995; and

                  5.15.12 The name of each bank in which Seller has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto; and the names of all persons, if any, holding tax or other powers of attorney from Seller and a summary of the terms thereof.

All of the contracts, agreements, leases, licenses and commitments required to be listed on Schedule 5.15 (other than those which have been fully performed) are valid and binding, enforceable in accordance with their respective terms, in full force and effect, and except as otherwise specified in Schedule 5.15, validly assignable to Purchaser without the consent of any other party so that, after the assignment thereof to Purchaser pursuant hereto, Purchaser will be entitled to the full benefits thereof. Except as disclosed in Schedule 5.15, none of the payments required to be made under any such contract, agreement, lease, license or commitment has been prepaid more than 30 days prior to the due date of such payment thereunder, and there is not thereunder any existing default, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights, and none of such contracts, agreements, leases, licenses or commitments is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to Seller's business, properties, assets, earnings or prospects or likely, either before or after the Closing, to result in any material loss or liability. None of Seller's existing or completed contracts is subject to renegotiation with any governmental body. True and complete copies of all such contracts, agreements, leases, licenses and other documents listed on
Schedule 5.15 (together with any and all amendments thereto) will be delivered to Purchaser at Purchaser's request.

         5.16 Patents, Etc. Seller owns or possesses the licenses or other rights to use all copyrights, trademarks, service marks, service names, trade names, patents, trade secrets and other proprietary rights necessary to conduct its business as it is presently operated. Seller is not infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service names, trade names, patents, patent rights, licenses, trade secrets or other proprietary rights owned by any other person or persons, and there is no claim or action by any such person pending, or to the knowledge of Seller threatened, with respect thereto.

         5.17 No Guaranties. None of the obligations or liabilities of Seller is guaranteed by any other person, firm or corporation, nor has Seller guaranteed the obligations or liabilities of any other person, firm or corporation.

         5.18 Inventory. Substantially all items of Seller's inventory and related supplies (including raw materials, work-in-process and finished goods) reflected on the Balance Sheet or thereafter acquired (and not subsequently disposed of in the ordinary course of business) are merchantable, or suitable and usable for the production or completion of merchantable products, for sale in the ordinary course of business as standard quality goods at normal mark-ups, substantially all of which items are not obsolete or below standard quality and as a whole such inventory reflected in the Balance Sheet and the books and records of Seller is so reflected on the basis of a complete physical count and is valued at the lower of cost (on a last-in, first-out basis) or market in accordance with generally accepted accounting principles consistently applied. Seller's Assets include a sufficient but not an excessive quantity of each type of such inventory and supplies in order to meet the normal requirements of Seller's business and operations for a period of not less than one nor more than three months.

         5.19 Receivables. All receivables of Seller (including accounts receivable, loans receivable and advances) which are reflected in the Balance Sheet, and all such receivables which will have arisen since the date thereof, shall have arisen only from bona fide transactions in the ordinary course of Seller's business and shall be (or have been) fully collected when due, or in the case of each account receivable within 90 days after it arose, without resort to litigation and without offset or counterclaim, in the aggregate face amounts thereof except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable computed as a percentage of sales consistent with Seller's prior practices as reflected on the most recent annual Financial Statement.

         5.20 Records. The books of account of Seller are substantially complete and correct in all material respects, and there have been no transactions involving the business of Seller which are required to be set forth therein and which have not been accurately so set forth.

         5.21 Absence of Certain Business Practices. Neither Seller nor any employee or agent of Seller, nor any other person acting on its behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of seller (or assist Seller in connection with any actual or proposed transaction) which (i) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had an adverse effect on the assets, business or operations of Seller as reflected in the Financial Statements, or (iii) if not continue in the future, might adversely affect Seller's assets, business, operation or prospects or which might subject Seller to suit or penalty in any private or governmental litigation or proceeding.

         5.22 Disclosure. No representation or warranty by Seller contained in this Agreement nor any statement or certificate furnished or to be furnished by Seller to Purchaser or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the business of the Seller with adequate information as to Seller and its condition (financial and otherwise), properties, assets, liabilities, business and prospects, and Seller has disclosed to Purchaser in writing all material adverse facts known to them relating to the same. The representations and warranties contained in this Section 5 or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that Purchaser and/or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

         5.23 No Conflict. The execution and delivery of this Agreement and the sale of assets hereunder and performance of this Agreement by Seller will not conflict with any regulation or agreement to which Seller is a party or by which it may be bound. No authorization by, consent of, or filing with any regulatory body or other person, not duly obtained or made, is necessary to permit Seller to execute and perform this Agreement.

         6. Representations and Warranties by Purchaser. Purchaser represents and warrants to Seller as follows:

         6.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full corporate power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement and to carry on its business as now being conducted and to own, lease or operate its properties.

         6.2 Authorization and Approval of Agreement. All proceedings or corporate action required to be taken by Purchaser relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been taken at or prior to the Closing.

         6.3 Execution, Delivery and Performance of Agreement. Neither the execution, delivery nor performance of this Agreement by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Purchaser's certificate of incorporation or bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment or decree to which Purchaser is a party or by which it may be bound or affected. Purchaser has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, all proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto have been properly taken and this Agreement constitutes a valid and binding obligation of Purchaser.

         6.4 Litigation. There is no legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Purchaser threatened, against or relating to Purchaser in connection with or relating to the transactions contemplated by this Agreement and Purchaser does not know or have any reason to be aware of any basis for the same.

         7.  Conduct of Business Prior to Closing.

         7.1 Prior to the Closing, Seller shall conduct its business and affairs only in the ordinary course and consistent with its prior practice and shall maintain, keep and preserve its assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices, and Seller will use its best efforts (i) to preserve the business and organization of Seller intact, (ii) to keep available to Purchaser the services of Seller's present employees, agents and independent contractors, (iii) to preserve for the benefit of Purchaser the goodwill of Seller's suppliers, customers, landlords and others having business relations with it, and (iv) to cooperate with Purchaser and use reasonable efforts to assist Purchaser in obtaining the consent of any landlord or other party to any lease or contract with Seller where the consent of such landlord or other party may be required by reason of the transactions contemplated hereby. Without limiting the generality of the foregoing, prior to the Closing Seller will not without Purchaser's prior written approval enter into any contract, agreement, commitment or other understanding or arrangement except for those of the type which would not have to be listed and described under section 5.15.9 above.

         7.2 Seller shall give Purchaser prompt written notice of any change in any of the information contained in the representations and warranties made in
Section 5 or elsewhere in this Agreement or the Schedules referred to herein which occurs prior to the Closing.

         7.3 Seller shall consult with and follow the recommendations of Purchaser with respect to (i) the cancellation of contracts, agreements, commitments or other understandings or arrangements to which Seller is a party, including, without limitation, purchase orders for any item of inventory and commitments for capital expenditures or improvements, (ii) the commencement in one or more of Seller's locations of the orderly and gradual discontinuance of particular items or operations and (iii) purchasing, pricing or selling policy (including, without limitation, selling merchandise at discounts); provided, however, that nothing contained in this Section 7.3 shall require Seller to take or fail to take any action that is likely to give rise to a substantial penalty or a claim for damages by any third party against Seller, or is likely to result in losses to Seller, or is otherwise likely to prejudice in any material respect or unduly interfere with the conduct of Seller's business and operations in the ordinary course consistent with prior practice, or is likely to result in a breach by Seller of any of its representations, warranties or covenants contained in this Agreement (unless any such breach is first waived in writing by Purchaser).

         8. Access to Information and Documents. Upon reasonable notice and during regular business hours, Seller will give Purchaser and Purchaser's attorney, accountants and other representatives full access to Seller's personnel and all properties, documents, contracts, books and records of Seller and will furnish Purchaser with copies of such documents, and with such information with respect to the affairs of Seller as Purchaser may from time to time request, and Purchaser will not improperly disclose the same prior to the Closing. Any such furnishing of such information to Purchaser or any investigation by Purchaser shall not affect Purchaser's right to rely on any representations and warranties made in this Agreement or in connection herewith or pursuant hereto.

         9.  Employment Matters.

         9.1 It is the intent and desire of Purchaser to maintain personnel after the Closing Date as close as possible to current levels, and to provide employment to as many of Seller's current employees as possible. Attached hereto as Schedule 9.1 is a list of all employees of Seller as of the date of this Agreement, including the salary or rate of compensation for each such employee. Prior to the Closing Date, Purchaser will provide to Seller a list of employees to whom Purchaser does not intend to offer continued employment after the Closing Date. At the Closing Date all employees listed on Schedule 9.1 who have not been excluded by Purchaser shall become the employees of Purchaser, and shall thereupon become subject to Purchaser's employment policies and procedures.

         9.2 As of the Closing Date, Bill Thomas shall become part of the executive management team of Purchaser, and his title, duties, compensation and benefits shall thereafter be set by the Board of Directors of Purchaser in accordance with Purchaser's executive compensation guidelines, as such guidelines may be amended and reformulated from time to time. It is intended that the base salary of Bill Thomas shall be commensurate with the base salary of the most senior management personnel of Purchaser. Bill Thomas shall be entitled to participate fully in all employee benefits and arrangements now in effect or that may hereafter be established. The level of benefits applicable to Bill Thomas shall be determined the same as the level of benefits are determined for other senior management personnel of Purchaser.

         9.3 Purchaser covenants and agrees that at, or within a reasonable period of time following, the Closing Date Purchaser shall provide such training, equipment and support to Seller's employees as is necessary to enable such employees to utilize and sell Purchaser's technology and methods.

         10. Release of Name. At the request of Purchaser, Seller shall execute and deliver to Purchaser whatever documents or consents are necessary to release the name "T-Co" and to allow Purchaser to use that name or any variations thereof.

         11. Bulk Sales Compliance. Purchaser hereby waives compliance by Seller with the provisions of the Bulk Sales Law of any state, and Seller warrants and agrees to pay and discharge when due all claims of creditors which could be asserted against Purchaser by reason of such noncompliance to the extent that such liabilities are not specifically assumed by Purchaser under this Agreement. Seller hereby indemnifies and agrees to hold Purchaser harmless from, against and in respect of (and shall on demand reimburse Purchaser for) any loss, liability, cost or expense, including, without limitation, attorneys' fees, suffered or incurred by Purchaser by reason of the failure of Seller to pay or discharge such claims.

         12. Non-Competition Agreement. Seller shall execute and deliver to Purchaser at or prior to the Closing a Non-Competition and Continuity of Business Dealings Undertaking in the form of Exhibit "D" annexed hereto.

         13. Conditions Precedent to Purchaser's Obligations. All obligations of Purchaser hereunder are subject, at the option of Purchaser, to the fulfillment of each of the following conditions at or prior to the Closing, and Seller shall exert its best efforts to cause each such condition to be fulfilled:

         13.1 All representations and warranties of Seller contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the date of the Closing, and shall then be true and correct in all material respects except for changes in the ordinary course of business after the date hereof in conformity with the covenants and agreements contained herein.

         13.2 All covenants, agreements and obligations required by the terms of this Agreement to be performed by Seller at or before the Closing shall have been duly and properly performed in all material respects.

         13.3 Since the date of this Agreement there shall not have occurred any material adverse change in the condition (financial or otherwise), business, properties, assets or prospects of Seller.

         13.4 All documents required to be delivered to Purchaser at or prior to the Closing shall have been so delivered.

         13.5 Seller shall have obtained written consents to the transfer or assignment to Purchaser of all consignment agreements, licenses, leases and other material contracts of Seller (other than immaterial purchase and sales orders in the ordinary course of business) where the consent of any other party to any such contract may, in the opinion of Purchaser's counsel be required for such assignment or transfer.

         14. Conditions Precedent to Seller's Obligations. All obligations of Seller at the Closing are subject, at the option of Seller, to the fulfillment of each of the following conditions at or prior to the Closing, and Purchaser shall exert its best efforts to cause each such condition to be so fulfilled:

         14.1 All representations and warranties of Purchaser contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing.

         14.2 All obligations required by the terms of this Agreement to be performed by Purchaser at or before the Closing shall have been duly and properly performed in all material respects.

         15.      Indemnification.

         15.1 Seller hereby indemnifies and agrees to hold Purchaser harmless from, against and in respect of (and shall on demand reimburse Purchaser for):

                  15.1.1 any and all loss, liability or damage suffered or incurred by Purchaser by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant by Seller contained herein or in any certificate, document or instrument delivered to Purchaser pursuant hereto or in connection herewith;

                  15.1.2 any and all loss, liability or damage suffered or incurred by Purchaser in respect of or in connection with any liabilities of Seller not expressly assumed by Purchaser pursuant to the terms of the Liabilities Undertaking;

                  15.1.3 any and all debts, liabilities or obligations of Seller, direct or indirect, fixed, contingent or otherwise, which exist at or as of the Balance Sheet Date or which arise after the Balance Sheet Date but which are based upon or arise from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the Balance Sheet Date, whether or not then known, due or payable, except to the extent reflected or reserved against on the face of the Balance Sheet (excluding any notes thereto);

                  15.1.4 any and all debts, liabilities or obligations of Seller, direct or indirect, fixed, contingent or otherwise, which exist at or as of the date of the Closing hereunder or which arise after the Closing but which are based upon or arise from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date of the Closing, whether or not then known, due or payable, except to the extent (i) reflected or reserved against on the face of the Balance Sheet (excluding any notes thereto) or incurred after the Balance Sheet Date in connection with the purchase of goods or services in the ordinary course of Seller's business and in conformity with the representations, warranties and covenants contained in this Agreement (or a Schedule hereto) and (ii) expressly assumed by Purchaser pursuant to the terms of the Liabilities Undertaking;

                  15.1.5 the amount of any and all receivables of the Company which are not collected in accordance with the provisions of this Agreement;

                  15.1.6 any and all loss, liability or damage suffered or incurred by Purchaser by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Seller with respect to this Agreement or any of the transactions contemplated hereby;

                  15.1.7 any and all loss, liability or damage suffered or incurred by Purchaser by reason of any claim for severance pay accruing or incurred at any time on or after the date hereof except to the extent any one or more specific employees are discharged prior to the Closing hereunder with the prior written consent of Purchaser and such consent contains the name(s) of such specific employee(s); and

                  15.1.8 any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         15.2 Purchaser hereby agrees to indemnify and hold Seller harmless from, against and in respect of (and shall on demand reimburse for):

                  15.2.1 Any and all loss, liability or damage resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant or agreement by Purchaser contained herein or in any certificate, document or instrument delivered to Seller hereunder;

                  15.2.2 Any and all liabilities or obligations of Seller specifically assumed by Purchaser pursuant to this Agreement; and

                  15.2.3 Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to anything set forth in Sections 15.2.1 and 15.2.2 above or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         16. Nature and Survival of Representations and Warranties. All statements, representations, warranties, indemnities, covenants and agreements made by each of the parties hereto shall survive the Closing.

         17. Notices. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by first class registered mail, return receipt requested, addressed to the parties at the addresses set forth above (or at such other address as any party may specify by notice to all other parties given as aforesaid).

         18.      Legal and Other Costs.

         18.1 In the event that any party (the "Defaulting Party") defaults in his or its obligations under this Agreement and, as a result thereof, the other party (the "Non-Defaulting Party") seeks to legally enforce his or its rights hereunder against the Defaulting Party, then, in addition to all damages and other remedies to which the Non-Defaulting Party is entitled by reason of such default, the Defaulting Party shall promptly pay to the Non-Defaulting Party an amount equal to all costs and expenses (including reasonable attorneys' fees) paid or incurred by the Non-Defaulting Party in connection with such enforcement.

         18.2 In the event that the Non-Defaulting Party is entitled to receive an amount of money by reason of the Defaulting Party's default hereunder, then, in addition to such amount of money, the defaulting Party shall promptly pay to the Non-Defaulting Party a sum equal to interest on such amount of money accruing at the rate of 2% per month (but if such rate is not permitted under the laws of the state having jurisdiction of such matter, then at the highest rate which is permitted to be paid under the laws of such state) during the period between the date such payment should have been made hereunder the date of the actual payment thereof [sic].

         19.  Miscellaneous.

         19.1 This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.

         19.2 No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of default of the same of similar nature.

         19.3 This Agreement shall be binding upon and inure to the benefit of each corporate party hereto, its successors and assigns, and each individual party hereto and his heirs, personal representatives, successors and assigns.

         19.4 The paragraph headings contain [sic] herein are for the purposes of convenience only and are not intended to defined [sic] or limit the contents of said paragraphs.

         19.5 Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

         19.6 Seller will pay all sales, transfer and documentary taxes, if any, payable in connection with the sale, conveyances, assignments, transfers and deliveries to be made to Purchaser hereunder.

         19.7 This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

         19.8 This Agreement and all amendments thereof shall be governed by and construed in accordance with law of the State of Utah (Purchaser's principal place of business) applicable to contracts made and to be performed therein.

         19.9 Any and all information revealed pursuant to this Agreement or previously in the course of negotiations among the parties, shall be held in strict confidence and solely for the purpose of facilitating the consummation of this Agreement in allowing the parties to exercise prudent care with respect thereto. Should this Agreement not be consummated for any reason, no further use may be made by any party of any such information so obtained (except to the extent such information either is or becomes published or is a matter of public knowledge or was already known prior to the inception of negotiations for this Agreement) and the parties may be held strictly accountable for any unauthorized use thereof. Should this Agreement not be consummated for any reason, the parties shall return all documents (including all copies thereof) received from any party in connection with this Agreement and/or the transactions contemplated hereby. If the transactions contemplated by this Agreement are consummated, neither party will disclose to others any information concerning the business of Seller or Purchaser or the terms of this Agreement except as approved by the other party, as necessary for the conduct of the Purchaser's or Seller's business, as required by law or by a court of law or other regulatory or administrative tribunal, which is ascertainable or obtained from public or published information, which was received from a third party not known by such person to be under an obligation to keep such information confidential, or which is or becomes known to the public (other than through a breach of this Agreement).

         19.10 Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly, executed as of the day and year first above written.

                                             SELLER:

                                             /s/ Bill Thomas
                                             -----------------------------------
                                             BILL THOMAS doing business as T-CO
                                             CARPET CLEANING and T-CO HEATING
                                             SYSTEMS


                                             PURCHASER:

                                             VENTURI TECHNOLOGIES, INC., a Texas
                                             Corporation

                                             By: /s/ Gaylord Karren
                                                 -------------------------------
                                             Its: Chairman & CEO